Exhibit 99.1

Cellectar Biosciences to Present at the
Ladenburg Thalmann 2017 Healthcare Conference

Madison, Wis., (September 20, 2017) -- Cellectar Biosciences, Inc. (Nasdaq: CLRB), an oncology-focused biotechnology company (the “company”), today announced that president and CEO Jim Caruso will present and meet with investors at the Ladenburg Thalmann 2017 Healthcare Conference on Tuesday, September 26th at 9:30 AM ET in the St. Germain Room of the Sofitel New York in New York City.

The live presentation will be webcast at http://wsw.com/webcast/ladenburg3/clrb, and archived on the company’s website following the conference.

About Cellectar Biosciences, Inc.
Cellectar Biosciences (Nasdaq: CLRB) is developing phospholipid drug conjugates (PDCs) designed to provide cancer targeted delivery of diverse oncologic payloads to a broad range of cancers and cancer stem cells. Cellectar's PDC platform is based on the company's proprietary phospholipid ether analogs. These novel small-molecules have demonstrated highly selective uptake and retention in a broad range of cancers, even sites of metastases. The company's lead therapeutic PDC, CLR 131, utilizes iodine-131, a cytotoxic radioisotope, as its payload. CLR 131 has been designated as an orphan drug by the US FDA and is currently being evaluated in a Phase 1 clinical study in patients with relapsed or refractory multiple myeloma and a Phase 2 clinical study to assess efficacy in a range of B-cell malignancies. The company is also developing proprietary PDCs for targeted delivery of chemotherapeutics and has several preclinical stage product candidates, and plans to expand its PDC chemotherapeutic pipeline through both in-house and collaborative R&D efforts. For more information please visit www.cellectar.com.

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Contact:

Jules Abraham

JQA Partners, Inc.
917-885-7378

jabraham@jqapartners.com